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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of LKQ Corporation and subsidiaries on Form S-1 of our report dated March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 31, 2003, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois

October 2, 2003